Exhibit 99.1

HighPoint Resources Corporation

Consolidated Financial Statements and Notes

For the Quarterly Period Ending March 31, 2021

HIGHPOINT RESOURCES CORPORATION (DEBTOR-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2021	December 31, 2020
	(in thousands, except share data)
Assets:
Current Assets:
Cash and cash equivalents	$49,827	$24,709
Accounts receivable, net of allowance	36,077	38,294
Derivative assets	—	18,477
Prepayments and other current assets	3,882	8,748
Total current assets	89,786	90,228
Property and equipment - at cost, successful efforts method for oil and gas properties:
Proved oil and gas properties	2,764,351	2,763,968
Unproved oil and gas properties, excluded from amortization	209,901	212,550
Furniture, equipment and other	30,235	30,403
	3,004,487	3,006,921
Accumulated depreciation, depletion, amortization and impairment	(2,301,347)	(2,282,740)
Total property and equipment, net	703,140	724,181
Other noncurrent assets	10,918	12,228
Total	$803,844	$826,637
Liabilities and Stockholders’ Equity (Deficit):
Current Liabilities:
Accounts payable and accrued liabilities	$24,206	$31,920
Amounts payable to oil and gas property owners	18,830	28,616
Production taxes payable	28,573	22,221
Derivative liabilities	16,588	1,414
Current portion of long-term debt	154,000	—
Total current liabilities	242,197	84,171
Liabilities subject to compromise	649,609	—
Long-term debt, net of debt issuance costs	—	760,434
Asset retirement obligations	25,278	24,825
Deferred income taxes	1,556	1,556
Other noncurrent liabilities	3,929	32,334
Commitments and contingencies (Note 12)
Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; authorized 8,000,000 shares; 4,276,359 and 4,305,075 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively, with zero and 58,668 shares subject to restrictions, respectively	4	4
Additional paid-in capital	1,784,187	1,781,966
Accumulated deficit	(1,902,916)	(1,858,653)
Treasury stock, at cost: zero shares at March 31, 2021 and December 31, 2020	—	—
Total stockholders’ equity (deficit)	(118,725)	(76,683)
Total	$803,844	$826,637

See notes to Unaudited Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION (DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(in thousands, except share and per share data)
Operating Revenues:
Oil, gas and NGL production	$72,019	$79,566
Total operating revenues	72,019	79,566
Operating Expenses:
Lease operating expense	6,148	11,081
Gathering, transportation and processing expense	3,781	4,412
Production tax expense	3,722	(2,508)
Exploration expense	52	31
Impairment and abandonment expense	4,203	1,265,426
Depreciation, depletion and amortization	19,322	74,925
Unused commitments	4,911	4,458
General and administrative expense	11,921	10,215
Merger transaction expense	24,391	—
Other operating expenses, net	231	55
Total operating expenses	78,682	1,368,095
Operating Loss	(6,663)	(1,288,529)
Other Income and Expense:
Interest and other income (expense)	2,446	(195)
Interest income (expense)	4,180	(14,383)
Commodity derivative gain (loss)	(35,462)	192,188
Reorganization items	(8,764)	—
Total other income and (expense)	(37,600)	177,610
Income (Loss) before Income Taxes	(44,263)	(1,110,919)
(Provision for) Benefit from Income Taxes	—	95,280
Net Loss	$(44,263)	$(1,015,639)
Net Income (Loss) Per Common Share, Basic (1)	$(10.41)	$(240.56)
Net Income (Loss) Per Common Share, Diluted (1)	$(10.41)	$(240.56)
Weighted Average Common Shares Outstanding, Basic (1)	4,253,642	4,222,237
Weighted Average Common Shares Outstanding, Diluted (1)	4,253,642	4,222,237

(1)For the three months ended March 31, 2020, all share and per share information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 2 for additional information.

See notes to Unaudited Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION (DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Operating Activities:
Net Loss	$(44,263)	$(1,015,639)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	19,322	74,925
Deferred income taxes	—	(95,280)
Impairment and abandonment expense	4,203	1,265,426
Commodity derivative (gain) loss	35,462	(192,188)
Settlements of commodity derivatives	(3,588)	28,836
Stock compensation and other non-cash charges	2,744	765
Amortization of deferred financing costs	522	640
Non-cash reorganization items	5,469	—
Change in operating assets and liabilities:
Accounts receivable	(47)	8,524
Prepayments and other assets	5,390	927
Accounts payable, accrued and other liabilities	(347)	(3,203)
Amounts payable to oil and gas property owners	(7,830)	6,082
Production taxes payable	(6,707)	(3,052)
Net cash provided by operating activities	10,330	76,763
Investing Activities:
Additions to oil and gas properties, including acquisitions	(2,077)	(39,210)
Other investing activities	3,050	2,836
Net cash provided by (used in) investing activities	973	(36,374)
Financing Activities:
Proceeds from debt	22,000	15,000
Principal payments on debt	(8,000)	(60,000)
Other financing activities	(185)	(635)
Net cash provided by (used in) financing activities	13,815	(45,635)
Increase (Decrease) in Cash and Cash Equivalents	25,118	(5,246)
Beginning Cash and Cash Equivalents	24,709	16,449
Ending Cash and Cash Equivalents	$49,827	$11,203

See notes to Unaudited Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION (DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)
(In thousands)

	Three Months Ended March 31, 2021 and 2020
	Common Stock (1)	Additional Paid-In Capital (1)	Accumulated Deficit	Treasury Stock	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2020	$4	$1,781,966	$(1,858,653)	$—	$(76,683)
Restricted stock activity and shares exchanged for tax withholding	—	—	—	(185)	(185)
Stock-based compensation	—	2,406	—	—	2,406
Retirement of treasury stock	—	(185)	—	185	—
Net income (loss)	—	—	(44,263)	—	(44,263)
Balance at March 31, 2021	$4	$1,784,187	$(1,902,916)	$—	$(118,725)

Balance at December 31, 2019	$4	$1,777,986	$(694,672)	$—	$1,083,318
Restricted stock activity and shares exchanged for tax withholding	—	1	—	(636)	(635)
Stock-based compensation	—	1,428	—	—	1,428
Retirement of treasury stock	—	(636)	—	636	—
Net income (loss)	—	—	(1,015,639)	—	(1,015,639)
Balance at March 31, 2020	$4	$1,778,779	$(1,710,311)	$—	$68,472

(1)For the three months ended March 31, 2020, amounts have been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 2 for additional information.

See notes to Unaudited Consolidated Financial Statements.

HIGHPOINT RESOURCES CORPORATION (DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

March 31, 2021

1. Organization

HighPoint Resources Corporation, a Delaware corporation, together with its wholly-owned subsidiaries (collectively, the “Company” or “HighPoint”), is an independent oil and gas company engaged in the exploration, development and production of oil, natural gas and natural gas liquids (“NGLs”). The Company became the successor to Bill Barrett Corporation (“Bill Barrett”), on March 19, 2018, upon closing of the transactions contemplated by the Agreement and Plan of Merger, dated December 4, 2017 (the “2018 Merger Agreement”), pursuant to which Bill Barrett combined with Fifth Creek Energy Operating Company, LLC (“Fifth Creek”) (the “2018 Merger”). As a result of the 2018 Merger, Bill Barrett became a wholly-owned subsidiary of HighPoint Resources Corporation and subsequently Bill Barrett changed its name to HighPoint Operating Corporation. The Company currently conducts its activities principally in the Denver Julesburg Basin (“DJ Basin”) in Colorado. Except where the context indicates otherwise, references herein to the “Company” with respect to periods prior to the completion of the 2018 Merger refer to Bill Barrett and its subsidiaries.

On November 9, 2020, the Company and Bonanza Creek Energy, Inc., a Delaware corporation (“Bonanza Creek”), entered into a definitive merger agreement (“Merger Agreement”) to effectuate the strategic combination of Bonanza Creek and HighPoint (“Merger”). The transaction was unanimously approved by the board of directors of each company. Under the terms of the Merger Agreement, Bonanza Creek has commenced a registered offer to exchange HighPoint’s senior unsecured notes (the “HighPoint Notes”) for senior notes and common stock of Bonanza Creek (the “Exchange Offer”). The Exchange Offer was conditioned on a minimum participation condition of not less than 97.5% of the aggregate outstanding principal amount of each series of HighPoint Notes being validly tendered in accordance with the terms of the Exchange Offer prior to the expiration date of the Exchange Offer (the “Minimum Participation Condition”). On March 11, 2021, the expiration date of the Exchange Offer, the Minimum Participation Condition was not achieved. On March 12, 2021, special meetings were held for Bonanza Creek and HighPoint stockholders in which the Merger was approved.

Concurrently with the Exchange Offer, HighPoint solicited votes from the holders of the HighPoint Senior Notes to accept or reject a prepackaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court,” and such plan, the “Prepackaged Plan”). The Prepackaged Plan was approved by Bonanza Creek and HighPoint stockholders in the special meetings held on March 12, 2021.

Due to the Minimum Participation Condition not being achieved, HighPoint filed voluntary petitions for reorganization under Chapter 11 with the Court to effectuate the solicited Prepackaged Plan and consummate the Merger. The Prepackaged Plan was confirmed by the Court on March 18, 2021 pursuant to a confirmation order (the “Confirmation Order”) and became effective on April 1, 2021. On April 1, 2021, Bonanza Creek completed its previously announced acquisition of HighPoint under the Prepackaged Plan. See Note 13 for additional information.

2. Summary of Significant Accounting Policies

Basis of Presentation. The accompanying Unaudited Consolidated Financial Statements include the accounts of the Company. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, the accompanying consolidated financial statements include all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly, in all material respects, the Company’s interim results. However, operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year. The Company’s Annual Report on Form 10-K for the year ended December 31, 2020 includes certain definitions and a summary of significant accounting policies and should be read in conjunction with these interim financial statements. Except as disclosed herein, there have been no material changes to the information disclosed in the notes to the consolidated financial statements included in the Annual Report on Form 10-K.

On October 20, 2020, the Company announced a reverse stock split of the Company’s outstanding shares of common stock at a ratio of 1-for-50 and a proportionate reduction of the total number of authorized shares of common stock, which was approved by the stockholders at the Company’s Annual Meeting of Stockholders on April 28, 2020. The reverse stock split became effective on October 30, 2020, and the Company’s common stock was traded on a split-adjusted basis on the New York

Stock Exchange (“NYSE”) at the market open on that date. The par value of the common stock was not adjusted as a result of the reverse stock split. All share and per share amounts were retroactively adjusted for all periods presented prior to October 20, 2020 to give effect to this reverse stock split, including reclassifying an amount equal to the reduction in par value of the Company’s common stock to additional paid-in capital.

Chapter 11 Case. On March 14, 2021, the Company commenced voluntary petitions under Chapter 11 of the Bankruptcy Code. The Company’s Prepackaged Plan filed with the Court was confirmed on March 18, 2021 and became effective on April 1, 2021. See Note 1 and Note 13 for additional information.

Included in the Unaudited Consolidated Balance Sheets are amounts classified as liabilities subject to compromise which represent pre-petition liabilities that have been allowed, or that the Company anticipates will be allowed, as claims in the Chapter 11 Case. The claims may be settled for less, and the Company will evaluate these liabilities and adjust amounts as necessary. Liabilities subject to compromise consist of the following:

As of March 31, 2021
(in thousands)
Accounts payable and accrued liabilities	$8,596
Amounts payable to oil and gas property owners	1,956
Lease liabilities	13,465
Long-term debt (1)	625,000
Other noncurrent liabilities	592
Total liabilities subject to compromise	$649,609

(1)In absence of bankruptcy, the Senior Notes would have $18.2 million of accrued interest expense as of March 31, 2021.

The Company has incurred costs as a direct result of the Chapter 11 Case. These costs are expensed as incurred on the Unaudited Consolidated Statements of Operations as reorganization items and are comprised of the following:

Three Months Ended March 31,
2021
(in thousands)
Legal and professional advisory fees	$4,546
Unamortized debt issuance costs	4,218
Total reorganization items	$8,764

Ability to Continue as a Going Concern. The accompanying interim financial information has been prepared assuming the Company will continue as a going concern. As discussed above in Note 2, the Company has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The accompanying interim financial information does not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such interim financial information does not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the settlement amounts for allowed claims, or the status and priority thereof; (3) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (4) as to operations, the effect of any changes that may be made in its business. During the pendency of the Chapter 11 Case, the Company’s ability to continue as a going concern was subject to a high degree of risk and uncertainty until the Prepackaged Plan was confirmed by the court on March 18, 2021 and subsequently became effective with the completion of the Merger on April 1, 2021. As a result of implementing the Prepackaged Plan and the completion of the Merger, there is no longer substantial doubt about the Company’s ability to continue as a going concern.

Use of Estimates. In the course of preparing the Company’s financial statements in accordance with GAAP, management makes various assumptions, judgments and estimates to determine the reported amount of assets, liabilities, revenues and expenses and in the disclosure of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established.

Areas requiring the use of assumptions, judgments and estimates relate to volumes of oil, natural gas and NGL reserves used in calculating depreciation, depletion and amortization (“DD&A”), the amount of expected future cash flows used in determining impairments of oil and gas properties and the amount of future capital costs used in these calculations. Assumptions, judgments and estimates also are required in determining the fair values of assets acquired and liabilities assumed in business combinations, asset retirement obligations, right-of-use assets and lease liabilities, deferred income taxes, the timing of dry hole costs, impairments of proved and unproved oil and gas properties and fair values of derivative instruments and stock-based payment awards. Further, these estimates and other factors, including those outside of the Company’s control, such as the impact of lower commodity prices, may have a significant adverse impact to the Company’s business, financial condition, results of operations and cash flows.

Accounts Receivable. Accounts receivable is comprised of the following:

	As of March 31, 2021	As of December 31, 2020
	(in thousands)
Oil, gas and NGL sales	$26,351	$25,874
Due from joint interest owners (1)	6,952	8,690
Other	3,543	4,431
Allowance for doubtful accounts	(769)	(701)
Total accounts receivable	$36,077	$38,294

(1)Includes $3.6 million and $4.5 million as of March 31, 2021 and December 31, 2020, respectively, of current accounts receivable associated with one joint interest partner. An additional $9.2 million and $9.7 million due from this joint interest partner has been reclassed to long term and included in other noncurrent assets as of March 31, 2021 and December 31, 2020, respectively, on the Unaudited Consolidated Balance Sheets. The Company will net the outstanding amounts against certain revenues payable to this joint interest partner.

Oil and Gas Properties. The following table sets forth the net capitalized costs and associated accumulated DD&A and non-cash impairments relating to the Company’s oil, natural gas and NGL producing activities:

	As of March 31, 2021	As of December 31, 2020
	(in thousands)
Proved properties	$721,528	$720,582
Wells and related equipment and facilities	1,923,738	1,923,811
Support equipment and facilities	106,780	107,068
Materials and supplies	12,305	12,507
Total proved oil and gas properties	$2,764,351	$2,763,968
Unproved properties	158,842	163,455
Wells and facilities in progress	51,059	49,095
Total unproved oil and gas properties, excluded from amortization	$209,901	$212,550
Accumulated depreciation, depletion, amortization and impairment	(2,288,708)	(2,270,855)
Total oil and gas properties, net	$685,544	$705,663

The Company reviews proved oil and natural gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future net cash flows of its oil and gas properties using proved and risked probable and possible reserves based on an analysis of quantitative and qualitative factors existing as of the balance sheet date including the Company’s development plans and best estimate of future production, commodity pricing, reserve risking, gathering and transportation deductions, production tax rates, lease operating expenses and future development costs. The Company compares such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the undiscounted future net cash flows exceed the carrying amount of the oil and gas properties, no impairment is taken. If the carrying amount of a property exceeds the undiscounted future net cash flows, the Company will impair the carrying value to fair value. The factors used to determine fair value may include, but are not limited to, recent sales prices of comparable properties, indications from marketing activities, the present value of future revenues, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures, income taxes and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows.

Unproved oil and gas properties are assessed periodically for impairment based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, future plans to develop acreage, recent sales prices of comparable properties and other relevant matters.

In early 2020, global health care systems and economies began to experience strain from the spread of COVID-19, a highly transmissible and pathogenic coronavirus (the “COVID-19 pandemic”). As the virus spread, global economic activity began to slow and future economic activity was forecast to slow with a resulting decline in oil demand. In response, the Organization of Petroleum Exporting Countries (“OPEC”), along with non-OPEC oil-producing countries (collectively known as “OPEC+”), initiated discussions to lower production to support energy prices. With OPEC+ unable to agree on cuts, energy prices declined sharply during the first half of 2020 and only partially recovered in the second half of 2020. These events led to a decline in the recoverability of the carrying value of the Company’s oil and gas properties. Since the carrying amount of the oil and gas properties was no longer recoverable, the Company impaired the carrying value to fair value. Therefore, the Company recognized non-cash impairment charges during the three months ended March 31, 2020 of $1.3 billion, which were included within impairment and abandonment expense in the Unaudited Consolidated Statements of Operations.

For the three months ended March 31, 2020, the Company contracted with an independent third party to assist the Company in the Company’s determination of fair value associated with the Company’s proved and unproved oil and gas properties. Through the use of the Company’s production and price forecast, the third party used the income valuation technique to assist the Company in the determination of fair value for the proved developed producing (“PDP”) and proved developed non-producing (“PDN”) reserves and a market approach utilizing sales prices of comparable properties to assist the Company in the determination of fair value of the proved undeveloped (“PUD”), probable (“PROB”) and possible (“POSS”) reserves.

The Company’s impairment and abandonment expense for the three months ended March 31, 2021 and 2020 is summarized below:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Impairment of proved oil and gas properties (1)	$—	$1,188,566
Impairment of unproved oil and gas properties (1)(2)	2,295	76,298
Abandonment expense	1,908	562
Total impairment and abandonment expense	$4,203	$1,265,426

(1)Due to a decline in the recoverability of the carrying value of the Company’s oil and gas properties during the three months ended March 31, 2020, the Company recognized non-cash impairment charges of $1.2 billion associated with proved oil and gas properties and $76.3 million associated with unproved oil and gas properties.
(2)As a result of the Company’s continuous review of its acreage position and future drilling plans, the Company recognized $2.3 million of non-cash impairment associated with unproved oil and gas properties during the three months ended March 31, 2021associated with certain leases that will expire subsequent to the balance sheet date that the Company does not plan to renew.

Accounts Payable and Accrued Liabilities. Accounts payable and accrued liabilities are comprised of the following:

	As of March 31, 2021	As of December 31, 2020
	(in thousands)
Accrued drilling, completion and facility costs	$3,496	$4,390
Accrued lease operating, gathering, transportation and processing expenses	974	6,751
Accrued general and administrative expenses	2,992	6,567
Accrued interest payable	364	6,494
Trade payables	—	2,763
Operating lease liability	—	1,979
Other	16,380	2,976
Total accounts payable and accrued liabilities (1)	$24,206	$31,920

(1)As of March 31, 2021, $8.6 million of accounts payable and accrued liabilities have been reclassed to liabilities subject to compromise on the Unaudited Consolidated Balance Sheets. See the Chapter 11 Case above for additional information.
Environmental Liabilities. Environmental expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Environmental liabilities are accrued when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Under Wyoming law, the Company is exposed to potential obligations for plugging and abandoning wells, and associated reclamation, for assets that were sold to other industry parties in prior years. When such third parties are unable to fulfill their contractual obligations to the Company as provided for in purchase and sale agreements, landowners, as well as the Bureau of Land Management, may demand that the Company perform such activities. As of March 31, 2021, the Company has completed the plugging and abandonment operations identified through such demands.

Revenue Recognition. All of the Company’s sales of oil, gas and NGLs are made under contracts with customers, whereby revenues are recognized when the Company satisfies its performance obligations and the customer obtains control of the product. Performance obligations under the Company’s contracts with customers are typically satisfied at a point-in-time through monthly delivery of oil, gas and/or NGLs. Accordingly, at the end of the reporting period, the Company does not have any unsatisfied performance obligations. The Company’s contracts with customers typically include variable consideration based on monthly pricing tied to local indices and volumes delivered in the current month. The nature of the Company’s contracts with customers does not require the Company to constrain variable consideration for accounting purposes. As of March 31, 2021, the Company had open contracts with customers with terms of 1 month to 18 years, as well as evergreen contracts that renew on a periodic basis if not canceled by the Company or the customer. The Company’s contracts with customers typically require payment within one month of delivery.

Under the Company’s contracts with customers, natural gas and its components, including NGLs, are either sold to a midstream entity (which processes the natural gas and subsequently sells the resulting residue gas and NGLs) or are sold to a gas or NGL purchaser after being processed by a third party for a fee. Regardless of the contract structure type, the terms of these contracts compensate the Company for the value of the residue gas and NGLs at current market prices for each product. The Company’s oil is sold to multiple oil purchasers at specific delivery points at or near the wellhead. All costs incurred to gather, transport and/or process the Company’s oil, gas and NGLs after control has transferred to the customer are considered components of the consideration received from the customer and therefore are recorded in oil, gas and NGL production revenues in the Unaudited Consolidated Statements of Operations. All costs incurred prior to the transfer of control to the customer are included in gathering, transportation and processing expense in the Unaudited Consolidated Statements of Operations.

Gas imbalances from the sale of natural gas are recorded on the basis of gas actually sold by the Company. If the Company’s aggregate sales volumes for a well are greater (or less) than its proportionate share of production from the well, a liability (or receivable) is established to the extent there are insufficient proved reserves available to make-up the overproduced (or under produced) imbalance. Imbalances were not significant in the periods presented.

Derivative Instruments and Hedging Activities. The Company periodically uses derivative financial instruments to achieve a more predictable cash flow from its oil, natural gas and NGL sales by reducing its exposure to price fluctuations. Derivative instruments are recorded at fair market value and are included in the Unaudited Consolidated Balance Sheets as assets or liabilities.

Income Taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred income taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when assets are recovered or liabilities are settled. Deferred income taxes also include tax credits and net operating losses that are available to offset future income taxes. Deferred income taxes are measured by applying currently enacted tax rates. A valuation allowance is recorded if it is more likely than not that all or some portion of the Company’s deferred tax assets will not be realized. The Company regularly assesses the realizability of the deferred tax assets considering all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, planning strategies and results of recent operations. The assumptions about future taxable income require significant judgment to determine if a valuation allowance is required. Changes to the Company’s development plans, changes in market prices for hydrocarbons, changes in operating results, or other factors including changes in tax law could change the valuation allowance in future periods, resulting in recognition of a tax expense or benefit.

The Company accounts for uncertainty in income taxes for tax positions taken or expected to be taken in a tax return. Only tax positions that meet the more-likely-than-not recognition threshold are recognized. The Company does not have any uncertain tax positions recorded as of March 31, 2021.

Comprehensive Income. The Company has no elements of other comprehensive income, therefore, the Company’s net income (loss) on the Unaudited Consolidated Statements of Operations represents comprehensive income.

Earnings/Loss Per Share. Basic net income (loss) per common share is calculated by dividing net income (loss) attributable to common stock by the weighted average number of common shares outstanding during each period. Diluted net income (loss) per common share is calculated by dividing net income (loss) attributable to common stock by the weighted average number of common shares outstanding and other dilutive securities. Potentially dilutive securities for the diluted net income per common share calculations consist of nonvested shares of common stock. The Company was in a net loss position for both the three months ended March 31, 2021 and 2020; therefore, all potentially dilutive securities were anti-dilutive.

The following table sets forth the calculation of basic and diluted income (loss) per share:

	Three Months Ended March 31,
	2021	2020
	(in thousands, except per share amounts)
Net income (loss)	$(44,263)	$(1,015,639)
Basic weighted-average common shares outstanding in period (1)	4,254	4,222
Add dilutive effects of stock options and nonvested equity shares of common stock (1)	—	—
Diluted weighted-average common shares outstanding in period (1)	4,254	4,222
Basic net income (loss) per common share (1)	$(10.41)	$(240.56)
Diluted net income (loss) per common share (1)	$(10.41)	$(240.56)

(1)For the three months ended March 31, 2020, all share and per share information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020.

New Accounting Pronouncements. In April 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In response to the cessation of the London Interbank Offered Rate (“LIBOR”) by December 31, 2022, the FASB issued this update to provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other affected transactions. The Company currently has only one contract, its credit facility, that may be impacted by this ASU. Modifications of debt contracts should be accounted for by prospectively adjusting the effective interest rate. This update has an effective period of March 12, 2020 through December 31, 2022 and allows for elections to be made by the Company in terms of how the ASU is adopted. Once elected for a Topic or Industry Subtopic, the update must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company does not believe the standard will have a material impact on the Company’s financial statements.

3. Supplemental Disclosures of Cash Flow Information

Supplemental cash flow information is as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cash paid for interest	$1,428	$1,810
Cash paid for income taxes	—	—
Cash paid for reorganization items	3,296	—
Cash paid for amounts included in the measurements of lease liabilities:
Cash paid for operating leases	665	311
Non-cash operating activities:
Right-of-use assets obtained in exchange for lease obligations
Operating leases (1)	(53)	112
Non-cash investing and financing activities:
Accounts payable and accrued liabilities - oil and gas properties	3,938	58,384
Change in asset retirement obligations, net of disposals	507	(380)
Retirement of treasury stock	(185)	(636)

(1)Excludes the reclassifications of lease incentives and deferred rent balances.

4. Merger

Merger with Bonanza Creek Energy, Inc.

On November 9, 2020, the Company entered into a Merger Agreement with Bonanza Creek pursuant to which HighPoint’s debt will be restructured and HighPoint will merge with a wholly owned subsidiary of Bonanza Creek, with HighPoint continuing its existence as the surviving company following the merger and continuing as a wholly owned subsidiary of Bonanza Creek. During the three months ended March 31, 2021, the Company has incurred $24.4 million of merger-related costs. The Merger closed on April 1, 2021 under the Prepackaged Plan. See Note 1 and Note 13 for additional information.

5. Long-Term Debt

The Company’s outstanding debt is summarized below:

		As of March 31, 2021			As of December 31, 2020
	Maturity Date (1)	Principal	Debt Issuance Costs (2)	Carrying Amount	Principal	Debt Issuance Costs	Carrying Amount
		(in thousands)
Credit Facility	September 14, 2023	$154,000	$—	$154,000	$140,000	$—	$140,000
7.0% Senior Notes (3)	October 15, 2022	—	—	—	350,000	(1,535)	348,465
8.75% Senior Notes (3)	June 15, 2025	—	—	—	275,000	(3,031)	271,969
Total Debt		$154,000	$—	$154,000	$765,000	$(4,566)	$760,434
Less: Current Portion of Long-Term Debt		154,000	—	154,000	—	—	—
Total Long-Term Debt		$—	$—	$—	$765,000	$(4,566)	$760,434

(1)On April 1, 2021, the Credit Facility will be terminated and repaid in full and the Senior Notes will be exchanged for both Bonanza Creek Common Stock and Bonanza Creek Senior Notes due to the closing of the Merger. See Note 1 and Note 13 for additional information.
(2)For the three months ended March 31, 2021, the Company recognized the remaining debt issuance costs related to the Senior Notes of $4.2 million as reorganization costs, net on the Unaudited Consolidated Statements of Operations due to the Chapter 11 Case. See Note 2 for additional information.

(3)As of March 31, 2021, the Company reclassed the Senior Notes to liabilities subject to compromise on the Unaudited Consolidated Balance Sheets due to the Chapter 11 Case. See Note 2 for additional information.

Credit Facility

On May 21, 2020, as part of a regular semi-annual redetermination, the Company’s Credit Facility was amended. Among other things, the amendment decreased the aggregate elected commitment amount and the borrowing base from $500.0 million to $300.0 million, increased the applicable margins for interest and commitment fee rates and added provisions requiring the availability under the Credit Facility to be at least $50.0 million and the Company’s weekly cash balance (subject to certain exceptions) to not exceed $35.0 million. On November 2, 2020, as part of another regular semi-annual redetermination, the Credit Facility was further amended. Among other things, this amendment reduced the Company’s aggregate elected commitment amount to $185.0 million, reduced the borrowing base to $200.0 million and removed the provisions requiring availability under the Credit Facility to be at least $50.0 million. In addition, provisions were amended to prohibit the Company from incurring any additional indebtedness. The Company had $154.0 million and $140.0 million outstanding under the Credit Facility as of March 31, 2021 and December 31, 2020, respectively. The Company’s available borrowing capacity under the Credit Facility as of March 31, 2021 was $14.3 million, after taking into account the $16.7 million of outstanding irrevocable letters of credit, which were issued as credit support for future payments under contractual obligations. On April 1, 2021, the Credit Facility will be terminated and repaid in full due to the closing of the Merger. See Note 1 and Note 13 for additional information.

Prior to May 21, 2020 interest rates were either adjusted LIBOR plus applicable margins of 1.5% to 2.5% or an alternate base rate plus applicable margins of 0.5% to 1.5%, and the unused commitment fee was between 0.375% and 0.5%. As of May
21, 2020, interest rates are either adjusted LIBOR plus applicable margins of 2.5% to 3.5% or an alternate base rate plus applicable margins of 1.5% to 2.5%, and the unused commitment fee is 0.5%. The applicable margins and the unused commitment fee rate are determined based on borrowing base utilization. The weighted average annual interest rates incurred on the Credit Facility were 3.6% and 3.4% for the three months ended March 31, 2021 and 2020, respectively.

The Company has financial covenants associated with its Credit Facility that are measured each quarter. As discussed in the “Going Concern” section in Note 2 and based on the Company’s filing of the Chapter 11 Case, an event of default has occurred under the Company’s outstanding debt agreements, resulting in the automatic and immediate acceleration of all of the Company’s debt outstanding. The Company projects that it will not have sufficient cash on hand or available liquidity to repay such debt. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.

Senior Notes

The issuer of the 7.0% Senior Notes and the 8.75% Senior Notes is HighPoint Operating Corporation (f/k/a Bill Barrett), or Subsidiary Issuer. Pursuant to supplemental indentures entered into in connection with the 2018 Merger, HighPoint Resources Corporation, or the Parent Guarantor, became a guarantor of the 7.0% Senior Notes and the 8.75% Senior Notes in March 2018. In addition, Fifth Pocket Production, LLC, or the Subsidiary Guarantor, became a subsidiary of the Subsidiary Issuer on August 1, 2019 and also guarantees the 7.0% Senior Notes and the 8.75% Senior Notes. The Parent Guarantor and the Subsidiary Guarantor, on a joint and several basis, fully and unconditionally guarantee the debt securities of the Subsidiary Issuer. The Company has no additional subsidiaries or non-guarantor subsidiaries. All covenants in the indentures governing the notes limit the activities of the Subsidiary Issuer and the Subsidiary Guarantor, including limitations on the ability to pay dividends, incur additional indebtedness, make restricted payments, create liens, sell assets or make loans to the Parent Guarantor, but in most cases the covenants in the indentures are not applicable to the Parent Guarantor. HighPoint Operating Corporation is currently in compliance with all covenants and has complied with all covenants since issuance.

Nothing in the indentures governing the 7.0% Senior Notes or the 8.75% Senior Notes prohibits the Company from repurchasing any of the notes from time to time at any price in open market purchases, negotiated transactions or by tender offer or otherwise without any notice to or consent of the holders. However, the Credit Facility restricts the Company’s ability to repurchase the notes in open market purchases.

On April 1, 2021, the Senior Notes will be exchanged for both Bonanza Creek Common Stock and Bonanza Creek Senior Notes due to the closing of the Merger. See Note 1 and Note 13 for additional information.

6. Asset Retirement Obligations

A reconciliation of the Company’s asset retirement obligations for the three months ended March 31, 2021 is as follows (in thousands):

As of December 31, 2020	$26,845
Liabilities settled	(493)
Accretion expense	473
Revisions to estimate	1,000
As of March 31, 2021	$27,825
Less: Current asset retirement obligations	2,547
Long-term asset retirement obligations	$25,278

7. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. These inputs can be readily observable, market corroborated or generally unobservable. A fair value hierarchy was established that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Quoted prices are available in active markets for similar assets or liabilities and in non-active markets for identical or similar instruments. Model-derived valuations have inputs that are observable or whose significant value drivers are observable. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally less observable than objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. At each balance sheet date, the Company performs an analysis of all applicable instruments and includes in Level 3 all of those whose fair value is based on significant unobservable inputs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Certain assets and liabilities are measured at fair value on a recurring basis in the Company’s Unaudited Consolidated Balance Sheets. The following methods and assumptions were used to estimate the fair values:

Cash equivalents – The highly liquid cash equivalents are recorded at fair value. Carrying value approximates fair value, which represents a Level 1 input.

Deferred compensation plan – The Company maintains a non-qualified deferred compensation plan which allows certain management employees to defer receipt of a portion of their compensation. The Company maintains assets for the deferred compensation plan in a rabbi trust. The assets of the rabbi trust are invested in publicly traded mutual funds and are recorded in other current and other long-term assets in the Unaudited Consolidated Balance Sheets. The deferred compensation plan financial assets are reported at fair value based on active market quotes, which represent Level 1 inputs.

Commodity derivatives – The fair value of crude oil, natural gas and NGL swaps and cashless collars are valued based on an income approach using various assumptions, such as quoted forward prices for commodities and time value factors. These assumptions are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, and are, therefore, designated as Level 2 inputs. The Company utilizes its counterparties’ valuations to assess the reasonableness of its own valuations. The Company currently utilizes an independent third party to perform the valuation.

The commodity derivatives have been adjusted for non-performance risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. In addition, the fair value measurement of a liability has been adjusted to reflect the nonperformance risk of the Company.

The following tables set forth by level within the fair value hierarchy the Company’s non-financial assets and liabilities that were measured at fair value on a recurring basis in the Unaudited Consolidated Balance Sheets.

	Level 1	Level 2	Level 3	Total
	(in thousands)
As of March 31, 2021
Financial Assets
Deferred compensation plan	$828	$—	$—	$828
Commodity derivatives	—	513	—	513
Financial Liabilities
Commodity derivatives	—	18,210	—	18,210
As of December 31, 2020
Financial Assets
Deferred compensation plan	$910	$—	$—	$910
Commodity derivatives	—	19,542	—	19,542
Financial Liabilities
Commodity derivatives	—	5,366	—	5,366

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis in the Company’s Unaudited Consolidated Balance Sheets. The following methods and assumptions were used to estimate the fair values:

Oil and gas properties – Proved oil and natural gas properties are evaluated for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Whenever the Company concludes the carrying value may not be recoverable, the Company estimates the expected undiscounted future net cash flows of its oil and gas properties using proved and risked probable and possible reserves based on its development plans and best estimate of future production, commodity pricing, reserve risking, gathering and transportation deductions, production tax rates, lease operating expenses and future development costs. The Company compares such undiscounted future net cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. If the undiscounted future net cash flows exceed the carrying amount of the oil and gas properties, no impairment is taken. If the carrying amount of a property exceeds the undiscounted future net cash flows, the Company will impair the carrying value to fair value. If an impairment is necessary, the fair value is estimated by using either a market approach based on recent sales prices of comparable properties and/or indications from marketing activities or by using the income valuation technique, which involves calculating the present value of future net revenues. The present value, net of estimated operating and development costs, is calculated using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the projected cash flows, predominantly all of which are designated as Level 3 inputs within the fair value hierarchy. During the three months ended March 31, 2020, the Company’s proved oil and gas properties with a carrying value of $1.7 billion were reduced to a fair value of $0.5 billion, resulting in an impairment of $1.2 billion which was included in impairment and abandonment expense on the Unaudited Statement of Operations for the three months ended March 31, 2020. For the three months ended March 31, 2020, the Company contracted with an independent third party to assist with the Company’s determination of fair value associated with its proved oil and gas properties. Through the use of the Company’s production and price forecast, the third party used the income valuation technique to assist the Company in the determination of fair value for the PDP and PDN reserves and a market approach utilizing sales prices of comparable properties to assist the Company in the determination of fair value of the PUD reserves. The following table includes quantitative information about the significant unobservable inputs, categorized within Level 3 of the fair value hierarchy, that were used in the fair value measurement.

Level 3 Unobservable Inputs	As of March 31, 2020
Price (1)
Oil (per Bbl)	$29 to $60
Gas (per MMbtu)	$2.03 to $2.52
NGL (percentage of oil price)	24% to 31%
Reserve adjustment factors
PDP	100%
PDN	95%
Discount rate	11%

(1)These prices were adjusted for location and quality differentials.

Unproved oil and gas properties are assessed periodically for impairment based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, future plans to develop acreage, recent sales prices of comparable properties and other relevant matters. During the three months ended March 31, 2020, due to substantial commodity price declines, certain unproved oil and gas properties with a carrying value of $256.0 million were reduced to a fair value of $179.7 million, resulting in an impairment of $76.3 million which was included in impairment and abandonment expense on the Unaudited Statement of Operations for the three months ended March 31, 2020. For the three months ended March 31, 2020, the Company contracted with an independent third party to assist the Company in the Company’s determination of fair value of the Company’s unproved oil and gas properties. The third party used the market approach utilizing sales prices of comparable properties to determine the fair value of the unproved oil and gas properties.

Aside from March 31, 2020, no properties were measured at fair value during the year ended December 31, 2020 or the three months ended March 31, 2021.

Additional Fair Value Disclosures

Long-term Debt – Long-term debt is not presented at fair value on the Unaudited Consolidated Balance Sheets, as it is recorded at carrying value, net of unamortized debt issuance costs. The estimated fair value of the 7.0% Senior Notes was approximately $203.0 million and $141.2 million as of March 31, 2021 and December 31, 2020, respectively. The estimated fair value of the 8.75% Senior Notes was approximately $159.5 million and $121.0 million as of March 31, 2021 and December 31, 2020, respectively. The fair values of the Company’s fixed rate Senior Notes are based on active market quotes, which represent Level 1 inputs. On April 1, 2021, the Senior Notes will be exchanged for both Bonanza Creek Common Stock and Bonanza Creek Senior Notes due to the closing of the Merger. See Note 1 and Note 13 for additional information.

There is no active, public market for the Credit Facility. The recorded value of the Credit Facility is not materially different from its fair value due to its floating rate structure based on the LIBOR spread, secured interest, and the Company’s borrowing base utilization. The Credit Facility had a balance of $154.0 million and $140.0 million as of March 31, 2021 and December 31, 2020, respectively. The fair value measurements for the Credit Facility represent Level 2 inputs. On April 1, 2021, the Credit Facility will be terminated and repaid in full due to the closing of the Merger. See Note 1 and Note 13 for additional information.

8. Derivative Instruments

The Company uses financial derivative instruments as part of its price risk management program to achieve a more predictable cash flow from its production revenues by reducing its exposure to commodity price fluctuations. The Company has entered into financial commodity swap, swaption and cashless collar contracts related to the sale of a portion of the Company’s production. A swap allows the Company to receive a fixed price for its production and pay a variable market price to the counterparty. A swaption allows the counterparty, on a specific date, to extend an existing fixed-price swap for a certain period of time or to increase the notional volumes of an existing fixed-price swap. A cashless collar establishes a floor and a ceiling price, which allows the Company to receive the difference between the floor price and the variable market price if the variable market price is below the floor price. However, the Company will pay the difference between the ceiling price and the variable market price if the variable market price is above the ceiling. No amounts are paid or received if the variable market price is between the floor and ceiling prices. The Company has also entered into crude oil swaps to fix the differential in pricing between the NYMEX WTI calendar month average and the physical crude delivery month price (“oil roll swaps”). The Company does not enter into derivative instruments for speculative or trading purposes.

In addition to financial contracts, the Company may at times be party to various physical commodity contracts for the sale of oil, natural gas and NGLs that have varying terms and pricing provisions. These physical commodity contracts qualify for the normal purchase and normal sale exception and, therefore, are not subject to hedge or mark-to-market accounting. The financial impact of physical commodity contracts is included in oil, natural gas and NGL production revenues at the time of settlement.

All derivative instruments, other than those that meet the normal purchase and normal sale exception, as mentioned above, are recorded at fair value and included on the Unaudited Consolidated Balance Sheets as assets or liabilities. The following table summarizes the location, as well as the gross and net fair value amounts, of all derivative instruments presented on the Unaudited Consolidated Balance Sheets as of the dates indicated.

	As of March 31, 2021
Balance Sheet	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet (1)	Net Amounts of Assets Presented in the Balance Sheet
	(in thousands)
Derivative assets (current)	$105	$(105)	$—
Derivative assets (noncurrent)	408	(408)	—
Total derivative assets	$513	$(513)	$—

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet (1)	Net Amounts of Liabilities Presented in the Balance Sheet
	(in thousands)
Derivative liabilities	$(16,693)	$105	$(16,588)
Other noncurrent liabilities	(1,517)	408	(1,109)
Total derivative liabilities	$(18,210)	$513	$(17,697)

	As of December 31, 2020
Balance Sheet	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet (1)	Net Amounts of Assets Presented in the Balance Sheet
	(in thousands)
Derivative assets (current)	$19,410	$(933)	$18,477
Derivative assets (noncurrent)	132	(132)	—
Total derivative assets	$19,542	$(1,065)	$18,477

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet (1)	Net Amounts of Liabilities Presented in the Balance Sheet
	(in thousands)
Derivative liabilities	$(2,347)	$933	$(1,414)
Other noncurrent liabilities	(3,019)	132	(2,887)
Total derivative liabilities	$(5,366)	$1,065	$(4,301)

(1)Asset and liability balances with the same counterparty are presented as a net asset or liability on the Unaudited Consolidated Balance Sheets.

As of March 31, 2021, the Company had swap and swaption contracts in place to hedge the following volumes for the periods indicated:

	April – December 2021		For the year 2022
	Derivative Volumes	Weighted Average Price	Derivative Volumes	Weighted Average Price
Swaps
Oil (Bbls)	2,198,000	$54.32	365,000	$50.15
Natural Gas (MMbtu)	4,890,000	$2.12	3,650,000	$2.13
Oil Roll Swaps (1)
Oil (Bbls)	1,329,500	$0.15	730,000	$0.22
Swaptions (2)
Oil (Bbls)	—	$—	1,092,000	$55.08

(1)These contracts establish a fixed amount for the differential between the NYMEX WTI calendar month average and the physical crude oil delivery month price. The weighted average differential represents the amount of reduction to NYMEX WTI prices for the notional volumes covered by the swap contracts.
(2)These swaptions may become effective fixed-price swaps at the counterparty’s election on December 31, 2021.

As of March 31, 2021, the Company had cashless collars in place to hedge the following volumes for the periods indicated:

	April - December 2021			For the year 2022
	Derivative Volumes	Weighted Average Floor	Weighted Average Ceiling	Derivative Volumes	Weighted Average Floor	Weighted Average Ceiling
Cashless Collars
Oil (Bbls)	—	$—	—	182,500	$40.00	$72.50

The Company’s derivative financial instruments are generally executed with major financial or commodities trading institutions. The instruments expose the Company to market and credit risks and may, at times, be concentrated with certain counterparties or groups of counterparties. The Company had derivatives in place with seven different counterparties as of March 31, 2021. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk in the event of non-performance by the counterparties are substantially smaller. The creditworthiness of counterparties is subject to continual review by management, and the Company believes all of these institutions currently are acceptable credit risks. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties.

It is the Company’s policy to enter into derivative contracts with counterparties that are lenders in the Credit Facility, affiliates of lenders in the Credit Facility or potential lenders in the Credit Facility. The Company’s derivative contracts are documented using an industry standard contract known as a Schedule to the Master Agreement and International Swaps and Derivative Association, Inc. (“ISDA”) Master Agreement or other contracts. Typical terms for these contracts include credit support requirements, cross default provisions, termination events and set-off provisions. The Company is not required to provide any credit support to its counterparties other than cross collateralization with the properties securing the Credit Facility. The Company has set-off provisions in its derivative contracts with lenders under its Credit Facility which, in the event of a counterparty default, allow the Company to set-off amounts owed to the defaulting counterparty under the Credit Facility or other obligations against monies owed to the Company under derivative contracts. Where the counterparty is not a lender under the Company’s Credit Facility, the Company may not be able to set-off amounts owed by the Company under the Credit Facility, even if such counterparty is an affiliate of a lender under such facility. The Company does not have any derivative balances that are offset by cash collateral.

9. Income Taxes

The Company accounts for uncertainty in income taxes for tax positions taken or expected to be taken in a tax return in accordance with the FASB’s rules on income taxes. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities. During the three months ended March 31, 2021 and 2020, the Company had no uncertain tax positions.

The Company’s policy is to classify accrued penalties and interest related to unrecognized tax benefits in the Company’s income tax provision. The Company did not record any accrued interest or penalties associated with unrecognized tax benefits during the three months ended March 31, 2021 and 2020.

Income tax benefit for the three months ended March 31, 2021 and 2020 differs from the amounts that would be provided by applying the U.S. statutory income tax rates to pretax income or loss principally due to stock-based compensation, political lobbying expense, political contributions, nondeductible officer compensation, state income taxes, and for 2020, the effect of deferred tax asset valuation allowances. For the three months ended March 31, 2021 and 2020, the Company recognized $0.0 million and $95.3 million of income tax benefit, respectively. The Company considers all available evidence (both positive and negative) to estimate whether sufficient future taxable income will be generated to permit the use of the existing deferred tax assets. Such evidence includes the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment, and judgment is required in considering the relative weight of negative and positive evidence. For the three months ended March 31, 2021, the Company determined that there would not be sufficient future taxable income to use existing deferred tax assets and has recorded a valuation allowance against the existing net deferred tax assets. For the three months ended March 31, 2021, the Company has recorded a deferred tax liability of $1.6 million for projected taxable income in future periods in which only 80% of taxable income can be offset by net operating losses. The Company continues to monitor facts and circumstances in the reassessment of the likelihood that operating loss carryforwards, credits and other deferred tax assets will be utilized prior to their expiration.

10. Equity Incentive Compensation Plans and Other Long-term Incentive Programs

The Company maintains various stock-based compensation plans and other employee benefits as discussed below. Stock-based compensation is measured at the grant date based on the value of the awards, and the fair value is recognized on a straight-line basis over the requisite service period (usually the vesting period). Nonvested shares of common stock generally vest ratably over a three year service period, and nonvested shares of common stock units vest over a one year service period. Cash-based compensation is measured at fair value at each reporting date and is recognized on a straight-line basis over the requisite service period (usually the vesting period). Cash-based awards generally have a cliff vest of three years.

The following table presents the long-term equity and cash incentive compensation related to awards for the periods indicated:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Nonvested common stock (1)	$2,476	$1,150
Nonvested common stock units (1)	(70)	280
Nonvested performance cash units (2)	—	(974)
Total	$2,406	$456

(1)As of March 31, 2021, all nonvested common stock was accelerated and vested and all nonvested common stock units were canceled prior to the close of the Merger resulting in no remaining unrecognized compensation expense.
(2)Liability awards are fair valued at each reporting date. The expense for the period will increase or decrease based on updated fair values of these awards at each reporting date. As of December 31, 2020, all nonvested performance cash units were canceled, resulting in a reversal of expense and liability balances.

Nonvested Equity and Cash Awards. The following tables present the equity and cash awards granted pursuant to the Company’s various stock compensation plans. A summary of the Company’s nonvested common stock awards for the three months ended March 31, 2021 and 2020 is presented below:

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
Nonvested Common Stock Awards	Shares	Weighted Average Grant Date Fair Value	Shares (1)	Weighted Average Grant Date Fair Value (1)
Outstanding at January 1,	58,668	$100.32	59,369	$190.74
Granted	—	—	40,572	57.00
Vested (2)	(52,483)	100.45	(29,116)	212.50
Forfeited	(6,185)	98.32	(190)	172.00
Outstanding at March 31,	—	—	70,635	105.00

(1)All share and per share information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 2 for additional information.
(2)As of March 31, 2021, all nonvested common stock was accelerated and vested prior to the close of the Merger resulting in no outstanding awards.

A summary of the Company’s nonvested common stock unit awards for the three months ended March 31, 2021 and 2020 is presented below:

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
Nonvested Common Stock Unit Awards	Units	Weighted Average Grant Date Fair Value	Units (1)	Weighted Average Grant Date Fair Value (1)
Outstanding at January 1,	12,182	$86.21	15,922	$163.61
Forfeited (2)	(12,182)	86.21	—	—
Outstanding at March 31,	—	—	15,922	163.61

(1)All unit and per unit information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 2 for additional information.
(2)As of March 31, 2021, all nonvested common stock unit awards were canceled prior to the close of the Merger resulting in no outstanding awards.

A summary of the Company’s nonvested performance-based cash unit awards for the three months ended March 31, 2021 and 2020 is presented below:

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
Nonvested Performance-Based Cash Unit Awards (1)	Units	Weighted Average Fair Value	Units (2)	Weighted Average Fair Value (2)
Outstanding at January 1,	—		51,521
Granted	—		71,388
Forfeited	—		(985)
Outstanding at March 31,	—	$—	121,924	$9.50

(1)As of December 31, 2020, all nonvested performance cash units were canceled, resulting in no outstanding awards.
(2)All unit and per unit information has been retroactively adjusted to reflect a 1-for-50 reverse stock split effective October 30, 2020. See Note 2 for additional information.

11. Leases

A contract is or contains a lease when, (1) the contract contains an explicitly or implicitly identified asset and (2) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract in exchange for consideration. The Company assesses whether an arrangement is or contains a lease at inception of the contract. For all leases, other than those that qualify for the short-term recognition exemption, the Company recognizes as of the lease commencement date on the balance sheet a liability for its obligation related to the lease and a corresponding asset representing the Company’s right to use the underlying asset over the period of use. The Company currently has leases for office space and other equipment, all of which are classified as operating leases.

The Company’s leases have remaining terms of up to seven years. Certain lease agreements contain options to extend or early terminate the agreement. These options are used to calculate right-of-use asset and lease liability balances when it is reasonably certain that the Company will exercise these options. The discount rate used to calculate the present value of the future minimum lease payments is the Company’s incremental borrowing rate.

The Company elected, for all classes of underlying assets, to not apply the balance sheet recognition requirements of ASC 842 to leases with a term of one year or less, and instead, recognize the lease payments in the income statement on a straight-line basis over the lease term. The Company also elected, for certain classes of underlying assets, to combine lease and non-lease components. Therefore, the Company elected to combine lease and non-lease components for drilling rig and gathering system asset classes. These assets are not reported on the Unaudited Consolidated Balance Sheets as the Company’s lease contracts for drilling rigs are currently classified as short-term and the Company’s lease contract for a gathering system includes variable payments.

For the three months ended March 31, 2021 and 2020, lease cost were as follows:

	Three Months Ended March 31,
Lease Cost	2021	2020
	(in thousands)
Operating lease cost (1)(3)	$512	$510
Short-term lease cost (2)(3)	207	2,263
Variable lease cost (4)	219	320
Total lease cost	$938	$3,093

(1)Operating lease cost was primarily included in general and administrative expense or lease operating expense on the Unaudited Consolidated Statements of Operations.
(2)Short-term lease cost primarily includes leases for drilling rigs, which were capitalized to property, plant and equipment on the Unaudited Consolidated Balance Sheets.
(3)A portion of the operating lease cost and a majority of the short-term lease cost represent gross amounts that the Company was financially committed to pay. However, the Company recorded in the financial statements its proportionate share based on the Company’s working interest, which varies from property to property.
(4)Variable lease cost is related to a gathering agreement and is included in oil, gas, and NGL production on the Unaudited Consolidated Statements of Operations.

Supplemental balance sheet information related to leases as of March 31, 2021 and December 31, 2020, were as follows:

Operating Leases	As of March 31, 2021	As of December 31, 2020
	(in thousands)
Right-of-use assets (1)	$9,652	$9,820
Accumulated amortization (2)	(2,236)	(2,024)
Total right-of-use assets, net (3)	$7,416	$7,796
Current lease liabilities (4)	(1,921)	(1,979)
Noncurrent lease liabilities (5)	(11,544)	(12,018)
Total lease liabilities (3)	$(13,465)	$(13,997)
Weighted average remaining lease term
Operating leases (in years)	6.7	6.8
Weighted average discount rate
Operating leases	5.6%	5.6%

(1)Included in furniture, equipment and other in the Unaudited Consolidated Balance Sheets.
(2)Included in accumulated depreciation, depletion, amortization and impairment in the Unaudited Consolidated Balance Sheets.
(3)The difference between the right-of-use assets and total lease liabilities is primarily related to lease incentives and deferred rent balances, which were required to be netted against the right-of-use assets as of the ASC 842 implementation date of January 1, 2019.
(4)Included in liabilities subject to compromise as of March 31, 2021 and accounts payable and accrued liabilities as of December 31, 2020 in the Unaudited Consolidated Balance Sheets.
(5)Included in liabilities subject to compromise as of March 31, 2021 and other noncurrent liabilities as of December 31, 2020 in the Unaudited Consolidated Balance Sheets.

Maturities of lease liabilities as of March 31, 2021 and December 31, 2020 were as follows:

	As of March 31, 2021	As of December 31, 2020
	(in thousands)
2021	$2,606	$2,691
2022	2,361	2,413
2023	2,096	2,167
2024	2,108	2,078
2025	2,212	2,196
Thereafter	4,823	5,380
Total	$16,206	$16,925
Less: Interest	(2,739)	(2,928)
Present value of lease liabilities	$13,467	$13,997

12. Commitments and Contingencies

Firm Transportation Agreements. The Company is party to two firm transportation contracts to provide capacity on natural gas pipeline systems. The contracts require the Company to pay minimum volume transportation charges through July 2021 regardless of the amount of pipeline capacity utilized by the Company. These monthly transportation payments are included in unused commitments expense in the Unaudited Consolidated Statements of Operations. As a result of previous divestitures in 2013 and 2014, the Company will likely not utilize the firm capacity on the natural gas pipelines.

The Company is party to one firm pipeline transportation contract to provide capacity on an oil pipeline system. The contract requires the Company to pay minimum volume transportation charges through April 2025 regardless of the amount of pipeline capacity utilized by the Company.

The amounts in the table below represent the Company’s future minimum transportation charges:

As of March 31, 2021
(in thousands)
2021	$15,055
2022	13,064
2023	14,600
2024	14,640
2025	4,800
Thereafter	—
Total	$62,159

Other Commitments. The Company is party to a drilling commitment with a joint interest partner that requires the Company to drill and complete two wells by July 2022 and three wells by July 2023. If the drilling commitment is not met, the Company must return the associated leases that are not held by production to the joint interest partner, which cover approximately 13,000 acres. The Company is also party to minimum volume commitments for the delivery of natural gas volumes to midstream entities for gathering and processing and minimum volume commitments to purchase fresh water from water suppliers. These commitments require the Company to pay a fee associated with the minimum volumes regardless of the amount delivered. Due to a decline in activity, the Company does not anticipate utilizing the minimum volume for the year 2020 for one of the commitments and, therefore, recognized $0.2 million in unused commitments in the Unaudited Consolidated Statements of Operations during the three months ended March 31, 2021. In addition, the Company also has non-cancellable agreements for information technology services. Future minimum annual payments under these agreements are as follows:

As of March 31, 2021
(in thousands)
2021	$2,604
2022 (1)	11,485
2023 (1)	16,345
Thereafter	—
Total	$30,434

(1)Includes $10.2 million in 2022 and $15.3 million in 2023 related to the drilling commitment discussed above.

Litigation. The Company is subject to litigation, claims and governmental and regulatory proceedings arising in the ordinary course of business. It is the opinion of the Company’s management that current claims and litigation involving the Company are not likely to have a material adverse effect on its Unaudited Consolidated Balance Sheet, Cash Flows or Statements of Operations, other than the following.

Sterling Energy Investments LLC v. HighPoint Operating Corporation, 2020CV32034, District Court in Denver, Colorado. On June 15, 2020, Sterling Energy Investments LLC (“Sterling”) filed a complaint against HighPoint Operating Corporation, a subsidiary of the Company, for breach of contract related to a Gas Purchase Agreement dated effective November 1, 2017, by and between HighPoint Operating Corporation and Sterling. Sterling alleges that HighPoint Operating Corporation breached the contract by failing to use reasonable commercial efforts to deliver to Sterling at Sterling’s receipt points all quantities of gas not otherwise dedicated to other gas purchase agreements. The Company vigorously denies Sterling’s claims. Sterling seeks monetary damages in an amount not yet specified. On July 31, 2020, the Company filed a counterclaim against Sterling for breach of Sterling’s obligations under the Gas Purchase Agreement. The Company is seeking monetary damages in an amount not yet specified. The case is scheduled to go to trial in July 2021. At this time the Company is unable to determine whether any loss is probable or reasonably estimate a range of such loss, and accordingly has not recognized any liability associated with this matter.

Disclosure of certain environmental matters is required when a governmental authority is a party to the proceedings and the proceedings involve potential monetary sanctions that we reasonably believe could exceed $300,000. The Company has received Notices of Alleged Violations (“NOAV”) from the Colorado Oil and Gas Conservation Commission (“COGCC”) alleging violations of various Colorado statutes and COGCC regulations governing oil and gas operations. The Company is engaged in discussions regarding resolution of the alleged violations. The Company recognized $0.6 million and $0.5 for the three months ended March 31, 2021 and 2020, respectively, associated with the NOAVs, as they are probable and reasonably estimable.

13. Subsequent Event

Merger. On April 1, 2021, Bonanza Creek completed its previously announced acquisition of HighPoint, pursuant to the terms of the Prepackaged Plan.

The Prepackaged Plan implements the Merger and restructuring transactions in accordance with the Merger Agreement, by and among Bonanza Creek, HighPoint and Boron Merger Sub, Inc., a wholly-owned subsidiary of Bonanza Creek (“Merger Sub”). Pursuant to the Prepackaged Plan and the Merger Agreement, at the effective time of the Merger (the “Effective Time”) and the effective date under the Prepackaged Plan, Merger Sub merged with and into HighPoint, with HighPoint continuing as the surviving corporation and wholly-owned subsidiary of Bonanza Creek. At the Effective Time, each eligible share of common stock, par value $0.001 per share, of HighPoint issued and outstanding immediately prior to the Effective Time was automatically converted into the right to receive 0.11464 shares of Bonanza Creek Common Stock, with cash paid in lieu of the issuance of any fractional shares.

Concurrently with the Merger and pursuant to the Prepackaged Plan, and in exchange for the $625 million in aggregate principal amount outstanding of 7.0% Senior Notes due 2022 of HighPoint Operating Corporation (“HighPoint OpCo”) and 8.75% Senior Notes due 2025 of HighPoint OpCo (collectively, the “HighPoint Senior Notes”), Bonanza Creek issued to all holders of HighPoint Senior Notes an aggregate of (i) 9,314,214 shares of common stock, par value $0.01 per share, of Bonanza Creek (“Bonanza Creek Common Stock”) and (ii) $100 million aggregate principal amount of 7.5% Senior Notes due 2026 of Bonanza Creek pursuant to an indenture, dated April 1, 2021, by and among Bonanza Creek, U.S. Bank National Association, as trustee, and the subsidiary guarantors party thereto.

Credit Facility. In connection with the consummation of the Merger and the occurrence of the Effective Date, on April 1, 2021, HighPoint terminated all outstanding lender commitments, including commitments of the lenders to issue letters of credit, under that certain Fourth Amended and Restated Credit Facility (as amended from time to time, the “HighPoint Credit Agreement”), by and among HighPoint, as parent guarantor, HighPoint OpCo, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. In connection with the termination of the HighPoint Credit Agreement, on April 1, 2021, all outstanding obligations for principal, interest and fees under the HighPoint Credit Agreement were paid off in full (other than certain letters of credit which are being assumed by Bonanza Creek), and all liens securing such obligations and any letter of credit or hedging obligations permitted by the HighPoint Credit Agreement to be secured by such liens and guarantees of such obligations were released.